Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-170657 of our report dated July 21, 2010, except for Note 30, as to which the date is November 10, 2010, relating to the consolidated financial statements of Bona Film Group Limited and its subsidiaries and variable interest entities as of December 31, 2008 and 2009, and for the years ended December 31, 2007, 2008 and 2009, and the financial statement schedule of Bona Film Group Limited, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Amendment No. 3 to Registration Statement No. 333-170657 of our report dated July 21, 2010 relating to the consolidated and combined financial statements of Beijing Bona International Cineplex Investment & Management Company Limited and Beijing Bona Youtang Cineplex Management Co., Ltd. as of December 31, 2008 and 2009, and for the years ended December 31, 2008 and 2009, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Summary Consolidated Financial Data”, “Selected Condensed Consolidated Financial Data”, and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
December 6, 2010